Exhibit 10.34

OMNIBUS WAIVER AND CONSENT AGREEMENT

This Omnibus Waiver and Consent Agreement (this “Agreement”), is made and entered into effective as of February 23, 2026, by and between FireFly Automatix, Inc., a Delaware corporation (the “Company”) and FF Opportunities 2 LLC (“FF2”), FF Opportunities 3 LLC (“FF3”) and FF Opportunities 4 LLC (“FF4” together with FF2 and FF3, each a “Holder” and together, the “Holders”).

WHEREAS, the Company and FF2 are parties to that certain Securities Purchase Agreement, dated as of July 17, 2019 (the “2019 Purchase Agreement”) pursuant to which the Company issued to FF2 an 11% Senior Secured Convertible Debenture dated as of July 17, 2019 (the “2019 Debenture”) and Common Stock Purchase Warrant dated as of July 17, 2019 (the “2019 Warrant”);

WHEREAS, the Company and FF2 are also parties to that certain Securities Purchase Agreement, dated as of April 22, 2020 (the “April 2020 Purchase Agreement”) pursuant to which the Company issued to FF2 an 11% Senior Secured Convertible Debenture dated as of April 22, 2020 (the “April 2020 Debenture”) and Common Stock Purchase Warrant dated as of April 22, 2020 (the “April 2020 Warrant”);

WHEREAS, the Company and FF2 are also parties to that certain Securities Purchase Agreement, dated as of September 4, 2020 (the “September 2020 Purchase Agreement”) pursuant to which the Company issued to FF2 an 11% Senior Secured Convertible Debenture dated as of September 4, 2020 (the “September 2020 Debenture”) and Common Stock Purchase Warrant dated as of September 4, 2020 (the “September 2020 Warrant”);

WHEREAS, the Company and FF3 are parties to that certain Securities Purchase Agreement, dated as of January 13, 2022 (the “2022 Purchase Agreement”) pursuant to which the Company issued to FF3 an 11% Senior Secured Convertible Debenture dated as of January 13, 2022 (the “2022 Debenture”) and Common Stock Purchase Warrant dated as of January 13, 2022 (the “2022 Warrant”);

WHEREAS, the Company and FF4 are parties to that certain Securities Purchase Agreement, dated as of January 19, 2023 (the “2023 Purchase Agreement”) pursuant to which the Company issued to FF4 a 15% Senior Secured Convertible Debenture dated as of January 19, 2023 (the “2023 Debenture”), Common Stock Purchase Warrant dated as of January 19, 2023 (the “2023 Warrant”) and Common Stock Purchase Warrant dated as of July 11, 2024 (the “2023 Extension Warrant”);

WHEREAS, the Company and FF4 are also parties to that certain Securities Purchase Agreement, dated as of July 25, 2024 (the “2024 Purchase Agreement”) pursuant to which the Company issued to FF4 a 15% Senior Secured Convertible Debenture dated as of July 25, 2024 (the “2024 Debenture”) and a 15% Senior Secured Convertible Debenture dated as of June 18, 2025 (the “June 2025 Debenture”), a Common Stock Purchase Warrant dated as of July 25, 2024 (the “2024 Warrant”) and a Common Stock Purchase Warrant dated as of June 18, 2025 (the “June 2025 Warrant”);

WHEREAS, the Company and FF4 are also parties to that certain Securities Purchase Agreement, dated as of December 30, 2025 (the “December 2025 Purchase Agreement”, together with the 2019 Purchase Agreement, the April 2020 Purchase Agreement, the September 2020 Purchase Agreement, 2022 Purchase Agreement, the 2023 Purchase Agreement, and the 2024 Purchase Agreement, the “Prior Purchase Agreements”) pursuant to which the Company issued to FF4 a 15% Senior Secured Convertible Debenture dated as of December 30, 2025 (the “December 2025 Debenture”, together with the 2019 Debenture, the April 2020 Debenture, the September 2020 Debenture, the 2022 Debenture, the 2023 Debenture, the 2024 Debenture, and the June 2025 Debenture, the “Prior Debentures”), and a Common Stock Purchase Warrant dated as of December 30, 2025 (the “December 2025 Warrant”, together with the 2019 Warrant, the April 2020 Warrant, the September 2020 Warrant, the 2022 Warrant, the 2023 Warrant and the 2023 Extension Warrant, the 2024 Warrant, and the June 2025 Warrant, the “Warrants”). All defined terms not otherwise defined herein shall have such meaning as defined in the applicable Purchase Agreement, Debenture or Warrant (the “ATW Documents”);

WHEREAS, the Company proposes to issue and sell shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), in an IPO, as defined in the ATW Documents, prior to December 31, 2026;

WHEREAS, prior to December 31, 2026, pursuant to a Securities Purchase Agreement (the “New Purchase Agreement,” together with the Prior Purchase Agreements, the “Purchase Agreements”) the Company proposes to issue and sell debentures in the aggregate principal amount of approximately $2,000,000 (the “New Debentures,” together with the Prior Debentures, the “Debentures”), convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and a warrant to purchase up to 181,861 shares of Common Stock (the “New Warrant” and together with the New Debentures, the “New Securities”);

WHEREAS, certain of the Debentures contemplate the issue of warrants (the “Extension Warrants”) in the event the Company elects to extend the maturity date of the applicable Debenture;

WHEREAS, certain of the Purchase Agreements contemplate the issue of warrants (the “IPO Outside Date Warrants,” together with the New Debentures, the New Warrant, the Extension Warrants, the “New Securities”) in the event the Company fails to consummate an IPO prior to the IPO Outside Date (as defined in the applicable Purchase Agreements) and the applicable Debentures remain outstanding;

WHEREAS, the Holders have certain rights pursuant to the terms and conditions of the ATW Documents (each right, a “Holder’s Right”, and collectively, the “Holder’s Rights”); and

WHEREAS, the Company and each Holder desire to waive certain rights under the ATW Documents in connection with the issuance and conversion of the New Securities and the IPO, in each case subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound hereby, agree as follows:

1. Consent to Issuance of New Securities. Each Holder hereby consents to the issuance of the New Securities and agrees that the New Securities shall constitute Permitted Indebtedness under each of the Prior Debentures.

2. Notice and Waiver of Right to Participate in the New Securities. Each Holder hereby waives any right to participate in the issuance of the New Securities as provided under Section 4.11 or Section 4.12 (Participation in Future Financing) of the Prior Purchase Agreements applicable to such Holder. By receipt of this Agreement, each Holder acknowledges that it has been provided with written “Pre-Notice” pursuant to Section 4.11 or Section 4.12 of the Prior Purchase Agreements applicable to such Holder in satisfaction of all requirements of such section and waives any rights to receive any “Subsequent Financing Notices” to the extent applicable with respect to the New Securities. Further, each Holder hereby waives any and all additional Holder’s Rights, including any right to notice, that arise under the Prior Purchase Agreements applicable to such Holder solely as a result of the New Securities (and not any other Subsequent Financing).

3. Waiver of Reset Provision in Connection with the New Securities. To the extent that the issuance or conversion of the New Securities would constitute a Dilutive Issuance for purposes of Section 5(b) of the Prior Debentures, each Holder hereby waives any and all rights it may have with respect to (i) any adjustment to the applicable Conversion Price (as defined in the Debenture applicable to such Holder) and (ii) any increase or issuance of additional Conversion Shares (as defined in the Debenture applicable to such Holder), in each case, as a result of the issuance or conversion of the New Securities. Each Holder additionally waives (x) any rights to the “Dilutive Issuance Notice” pursuant to Section 5(b) of the Prior Debentures applicable to such Holder, to the extent applicable to the issuance or conversion of the New Securities, (y) any rights to a Mandatory Redemption and to the use of proceeds for the purpose of Mandatory Redemption as defined in, and pursuant to, Section 6(c) of the 2023 Debenture and the 2024 Debenture, to the extent applicable to such Holder in connection with the issuance or conversion of the New Securities, and (z) the applicability of Section 7 (Negative Covenants) of the Prior Debentures applicable to such Holder in connection with, and to the extent applicable to, the issuance or conversion of the New Securities. Further, each Holder hereby waives any and all additional Holder’s Rights, including any right to notice, that arise under the Prior Debentures applicable to such Holder solely as a result of the issuance or conversion of the New Securities (and not any other Dilutive Issuance).

4. Waiver of Dilutive Issuance in Connection with the New Securities. To the extent that the issuance or conversion of the New Securities would constitute a Dilutive Issuance for purposes of Section 3(b) of the Warrants, each Holder hereby waives any and all rights it may have with respect to (i) any adjustment to the Exercise Price and (ii) any increase or issuance of additional Warrant Shares. Each Holder additionally waives any rights to the “Dilutive Issuance Notice” pursuant to Section 3(b) of the Warrants applicable to such Holder, to the extent applicable with respect to the issuance or conversion of the New Securities. Further, each Holder hereby waives any and all additional Holder’s Rights, including any right to notice, that arise under the Warrants applicable to such Holder solely as a result of the issuance or conversion of the New Securities (and not any other Dilutive Issuance).

5. Variable Rate Transaction. Each Holder hereby agrees that the issuance of the New Securities shall not constitute a Variable Rate Transaction as provided under Section 4.12 (No Variable Rate Transactions) or 4.13 (No Variable Rate Transactions) of the Purchase Agreements as applicable to the Holders.

6. Accretion of Interest. Each Holder hereby agrees that the Company may, at its election and in its sole discretion, accrete any or all accrued interest under each of the Prior Debentures to its respective principal until January 31, 2028.

7. Effectiveness of Waivers. Notwithstanding anything to the contrary herein, the waivers and consents set forth in paragraph 8 shall become operative only upon the issuance of the New Securities pursuant to the New Purchase Agreement.

8. Operating Cash Flow. Each Holder hereby waives, until December 31, 2026, the Company’s obligation to maintain total Operating Cash Flow for any consecutive three-month period of at least $(650,000) pursuant to Section 8(a) of the Debentures applicable to such Holder.

9. Effect of Transaction Documents. Except as expressly set forth herein and in the Purchase Agreements, all of the terms and conditions of each of the Transaction Documents (as defined in each of the Purchase Agreements applicable to such Holder) shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein. Each Holder acknowledges and agrees that as of the date hereof the Company is not in breach of, or default under, any of the Transaction Documents (as defined in each of the Purchase Agreements applicable to such Holder).

10. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be delivered as set forth in the applicable Transaction Documents (as defined in each of the Purchase Agreements applicable to such Holder).

11. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each Holder. The Company may not assign (except by merger) its rights or obligations hereunder without the prior written consent of each Holder. Each Holder may assign their respective rights hereunder in the manner and to the Persons as permitted under the applicable Transaction Documents (as defined in each of the Purchase Agreements applicable to such Holder).

12. Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

13. Governing Law. This Agreement shall be governed by and interpreted in accordance with laws of the State of New York, excluding its choice of law rules. The parties hereto hereby waive the right to a jury trial in any litigation resulting from or related to this Agreement. The parties hereto consent to exclusive jurisdiction and venue in the federal courts sitting in the southern district of New York, unless no federal subject matter jurisdiction exists, in which case the parties hereto consent to exclusive jurisdiction and venue in the New York state courts in the borough of Manhattan, New York. Each party waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on any party hereto in the manner authorized by applicable law or court rule.

14. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

15. Headings. The headings in this Agreement are for convenience only, do not constitute a part of the Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Omnibus Waiver and Consent Agreement as of the date first set forth above.

FIREFLY AUTOMATIX, INC.

By:
Name:	Andrew W. Limpert
Title:	Chief Executive Officer

[signature page of Holders to follow]

SIGNATURE PAGE OF HOLDERS TO

OMNIBUS WAIVER AND CONSENT

AGREEMENT BETWEEN FIREFLY

AUTOMATIX AND THE HOLDERS

THEREUNDER

Name of Holder:	FF Opportunities 2 LLC

By:
Name:	Antonio Ruiz-Gimenez
Managing Member of ATW Partners GP II, LLC,
Title:	Manager of Holder

Name of Holder:	FF Opportunities 3 LLC

By:
Name:	Antonio Ruiz-Gimenez
Managing Member of ATW Partners Opportunities Fund
Title:	GP, LLC, Manager of Holder

Name of Holder:	FF Opportunities 4 LLC

By:
Name:	Antonio Ruiz-Gimenez
Managing Member of ATW Partners Opportunities
Title:	Fund II GP, LLC, Manager of Holder